Smart Sand, Inc. Announces Third Quarter 2021 Results
•3Q 2021 revenue of $34.5 million
•3Q 2021 total tons sold of approximately 790,000
•3Q 2021 net cash provided by operating activities of $1.1 million
•3Q 2021 free cash flow of $(0.9) million

THE WOODLANDS, Texas, November 9, 2021 – Smart Sand, Inc. (NASDAQ: SND) (the “Company” or “Smart Sand”), a fully integrated frac sand supply and services company, a low-cost producer of high quality Northern White raw frac sand and provider of proppant logistics solutions through both its in-basin transloading terminal and SmartSystemsTM products and services, today announced results for the third quarter 2021.
Charles Young, Smart Sand’s Chief Executive Officer, stated “During the third quarter, we increased sales volumes sequentially and generated positive cash flow from operations. We continue to manage our capital expenditures prudently and reduce our leverage as we pay down our equipment financing debt. We are starting to see signs of increased activity going into 2022 and we believe that our investment in our new Waynesburg, Pennsylvania terminal to service the Appalachian Basin, including the Marcellus and Utica Formations, is going to provide us with the ability to expand our market share in this key Northern White Sand market.”

Third Quarter 2021 Results
Revenues were $34.5 million in the third quarter of 2021, compared to $29.6 million in the second quarter of 2021 and $23.4 million in the third quarter of 2020. Revenues were up in the third quarter, compared to the second quarter of 2021, due to higher sand sales revenues resulting from higher in-basin sales volumes and higher shortfall revenue. The increase in revenue in the third quarter of 2021, as compared to the third quarter of 2020, was primarily due to the negative impact of COVID-19 on sales during 2020, which was partially offset by shortfall revenue.
Tons sold were approximately 790,000 in the third quarter of 2021, compared with approximately 767,000 tons in the second quarter of 2021 and 309,000 tons in the third quarter of 2020, increases of 3% and 156%, respectively. Demand has increased from last year as the overall economy has improved from the depressed levels caused by COVID-19 in 2020.
For the third quarter of 2021, the Company had a net loss of $(7.3) million, or $(0.17) per basic and diluted share, compared to net loss of $(27.3) million, or $(0.65) per basic and diluted share, for the second quarter of 2021 and net income of $36.3 million, or $0.91 per basic and diluted share, for the third quarter of 2020. The net loss in the third quarter is primarily attributable to continued low average selling prices relative to our cost to produce and deliver sand to our customers. The net loss in the second quarter of 2021 was primarily due to $19.6 million recorded as non-cash bad debt expense, which was the difference between the $54.6 million accounts receivable balance that was subject to the Company’s litigation with U.S. Well Services, LLC (“U.S. Well”) and the $35.0 million cash received in the settlement of such litigation, as well as continued low average selling prices relative to our cost to deliver sand to our customers. The difference in net loss in third quarter of 2021 compared to the net income third quarter of 2020 was primarily due to $39.9 million gain on bargain purchase related to our acquisition of Eagle Proppants Holdings in September 2020.
Contribution margin was $4.1 million, or $5.19 per ton sold, for the third quarter of 2021 compared to $3.5 million, or $4.55 per ton sold, for the second quarter of 2021 and $10.4 million, or $33.52 per ton sold, for the third quarter of 2020. Additional shortfall revenue in the third quarter was offset by higher shipping costs due to additional volumes sold in basin. The decrease in contribution margin and contribution margin per ton in the third quarter of 2021 compared to the same period in the prior year was due primarily to higher shortfall revenue in the prior year period offsetting historically low sales volumes as the COVID-19 pandemic negatively affected the global economy.
Adjusted EBITDA was $(1.0) million for the third quarter of 2021, compared with $(21.5) million for the second quarter of 2021 and $6.1 million for the third quarter of 2020. Adjusted EBITDA in the third quarter of 2021 was negatively affected by continued low average sales prices on sand relative to our cost to produce and deliver it to our customers. Adjusted EBITDA in the second quarter of 2021 includes $19.6 million bad debt expense related to the settlement of litigation with U.S. Well. Adjusted EBITDA in the third quarter of 2020 was primarily driven by shortfall revenue recognized in the period.
Liquidity
Our primary sources of liquidity are cash on hand, cash flow generated from operations and available borrowings under our ABL Credit Facility. As of September 30, 2021, cash on hand was $36.7 million and we had $16.5 million in undrawn availability on our ABL Credit Facility, with no borrowings outstanding. For the nine months ended September 30, 2021, we spent approximately $7.0 million on capital expenditures, which was primarily spent on investment in additional SmartSystems fleets and maintenance and efficiency projects at our mining facilities. We estimate that full year 2021 capital expenditures will be between $14.0 million and $16.0 million, with the majority of the incremental capital in the fourth quarter being spent on the completion of our new Waynesburg, Pennsylvania terminal to service the Appalachian Basin, including the Marcellus and Utica Formations. We continue to remain focused on a strong balance sheet and low leverage levels. During the first nine months of 2021, we paid down approximately $5.2 million in long term debt.

Conference Call
Smart Sand will host a conference call and live webcast for analysts and investors on November 10, 2021 at 10:00 a.m. Eastern Time to discuss its third quarter 2021 financial results. Investors are invited to listen to a live audio webcast of the conference call, which will be accessible on the “Investors” section of the Company’s website at www.smartsand.com. To access the live webcast, please log in 15 minutes prior to the start of the call to download and install any necessary audio software. An archived replay of the call will also be available on the website following the call. The call can also be accessed live by dialing (888) 799-5165 or, for international callers, (478) 219-0056. The passcode for the call is 1568440. A replay will be available shortly after the call and can be accessed by dialing (855) 859-2056 or, for international callers, (404) 537-3406. The conference ID for the replay is 1568440.

Forward-looking Statements
All statements in this news release other than statements of historical facts are forward-looking statements that contain our Company’s current expectations about our future results.  We have attempted to identify any forward-looking statements by using words such as “expect,” “will,” “estimate,” “believe” and other similar expressions.  Although we believe that the expectations reflected and the assumptions or bases underlying our forward-looking statements are reasonable, we can give no assurance that such expectations will prove to be correct.  Such statements are not guarantees of future performance or events and are subject to known and unknown risks and uncertainties that could cause our actual results, events or financial positions to differ materially from those included within or implied by such forward-looking statements.

Factors that could cause our actual results to differ materially from the results contemplated by such forward-looking statements include, but are not limited to, fluctuations in product demand, regulatory changes, adverse weather conditions, increased fuel prices, higher transportation costs, access to capital, increased competition, continued effects of the global pandemic, changes in economic or political conditions, and such other factors discussed or referenced in the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the year ended December 31, 2020, filed by the Company with the U.S. Securities and Exchange Commission (“SEC”) on March 3, 2021, and in the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2021, filed by the Company with the SEC on November 9, 2021.
You should not place undue reliance on our forward-looking statements. Any forward-looking statement speaks only as of the date on which such statement is made, and we undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, changed circumstances or otherwise, unless required by law.

About Smart Sand
We are a fully integrated frac sand supply and services company, offering complete mine to wellsite proppant logistics, storage and management solutions to our customers. We produce low-cost, high quality Northern White frac sand and offer proppant logistics, storage and management solutions to our customers through our in-basin transloading terminal and our SmartSystems wellsite proppant storage capabilities. We provide our products and services primarily to oil and natural gas exploration and production companies and oilfield service companies. We own and operate premium frac sand mines and related processing facilities in Wisconsin and Illinois, which have access to three Class I rail lines, allowing us to deliver products substantially anywhere in the United States and Canada. For more information, please visit www.smartsand.com.

SMART SAND, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended
	September 30, 2021	June 30, 2021	September 30, 2020
	(unaudited)	(unaudited)	(unaudited)
	(in thousands, except per share amounts)
Revenues:
Sand sales revenue	$31,343	$28,801	$12,445
Shortfall revenue	2,680	—	6,842
Logistics revenue	456	838	4,122
Total revenue	34,479	29,639	23,409
Cost of goods sold	36,526	31,999	18,227
Gross (loss) profit	(2,047)	(2,360)	5,182
Operating expenses:
Salaries, benefits and payroll taxes	2,490	2,285	2,058
Depreciation and amortization	352	577	440
Selling, general and administrative	3,867	3,855	3,933
Bad debt expense	—	19,592	—
Total operating expenses	6,709	26,309	6,431
Operating (loss) income	(8,756)	(28,669)	(1,249)
Other income (expenses):
Gain on bargain purchase	—	—	39,889
Interest expense, net	(467)	(513)	(497)
Other income	1,792	3,467	80
Total other expenses, net	1,325	2,954	39,472
(Loss) income before income tax (benefit) expense	(7,431)	(25,715)	38,223
Income tax (benefit) expense	(169)	1,552	1,941
Net (loss) income	$(7,262)	$(27,267)	$36,282
Net (loss) income per common share:
Basic	$(0.17)	$(0.65)	$0.91
Diluted	$(0.17)	$(0.65)	$0.91
Weighted-average number of common shares:
Basic	41,850	41,748	39,973
Diluted	41,850	41,748	39,973

SMART SAND, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS

	September 30, 2021	December 31, 2020
	(unaudited)
	(in thousands)
Assets
Current assets:
Cash and cash equivalents	$36,678	$11,725
Accounts receivable	15,589	69,720
Unbilled receivables	986	127
Inventory	15,381	19,136
Prepaid expenses and other current assets	14,032	11,378
Total current assets	82,666	112,086
Property, plant and equipment, net	263,119	274,676
Operating lease right-of-use assets	29,478	32,099
Intangible assets, net	7,659	8,253
Other assets	446	563
Total assets	$383,368	$427,677
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$4,825	$3,268
Accrued expenses and other liabilities	11,244	13,142
Deferred revenue, current	9,234	6,875
Long-term debt, net, current	7,281	6,901
Operating lease liabilities, current	7,405	7,077
Total current liabilities	39,989	37,263
Deferred revenue, net	7,215	3,482
Long-term debt, net	16,974	22,445
Operating lease liabilities, long-term	24,733	27,020
Deferred tax liabilities, long-term, net	25,438	32,981
Asset retirement obligation	16,291	14,996
Contingent consideration	—	180
Other non-current liabilities	508	503
Total liabilities	131,148	138,870
Commitments and contingencies
Stockholders’ equity
Common stock	42	42
Treasury stock	(4,427)	(4,134)
Additional paid-in capital	173,426	171,209
Retained earnings	82,826	121,267
Accumulated other comprehensive income	353	423
Total stockholders’ equity	252,220	288,807
Total liabilities and stockholders’ equity	$383,368	$427,677

SMART SAND, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Three Months Ended
	September 30, 2021	June 30, 2021	September 30, 2020
	(unaudited)	(unaudited)	(unaudited)
	(in thousands)
Operating activities:
Net (loss) income	$(7,262)	$(27,267)	$36,283
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion and accretion of asset retirement obligation	6,333	6,229	5,395
Amortization of intangible assets	198	200	198
Loss (gain) on disposal of assets	283	(62)	24
Provision for bad debt	—	19,592	—
Amortization of deferred financing cost	26	27	26
Accretion of debt discount	47	46	46
Deferred income taxes	(1,704)	1,852	(766)
Stock-based compensation	879	574	941
Employee stock purchase plan compensation	10	7	4
Imputed interest	—	—	(61)
Gain on bargain purchase, net of cash acquired	—	—	(39,580)
Changes in assets and liabilities:
Accounts receivable	(4,965)	36,694	(9,986)
Unbilled receivables	(19)	(1,006)	(9,208)
Inventories	556	1,609	(822)
Prepaid expenses and other assets	505	(3,531)	3,291
Deferred revenue	4,877	(976)	6,108
Accounts payable	(134)	366	156
Accrued and other expenses	1,434	(1,788)	2,011
Income taxes payable	—	—	2,322
Net cash provided by operating activities	1,064	32,566	(3,618)
Investing activities:
Purchases of property, plant and equipment	(1,933)	(2,830)	(1,021)
Proceeds from disposal of assets	76	4	51
Net cash used in investing activities	(1,857)	(2,826)	(970)
Financing activities:
Repayments of notes payable	(1,798)	(1,698)	(1,045)
Payments under equipment financing obligations	(27)	(34)	(31)
Proceeds from equity issuance	25	—	16
Purchase of treasury stock	(6)	(147)	—
Net cash used in financing activities	(1,806)	(1,879)	(1,060)
Net increase in cash and cash equivalents	(2,599)	27,861	(5,649)
Cash and cash equivalents at beginning of period	39,278	11,417	16,643
Cash and cash equivalents at end of period	$36,679	$39,278	$10,994

Non-GAAP Financial Measures
Contribution Margin

We also use contribution margin, which we define as total revenues less costs of goods sold excluding depreciation, depletion and accretion of asset retirement obligations, to measure its financial and operating performance. Contribution margin excludes other operating expenses and income, including costs not directly associated with the operations of the Company’s business such as accounting, human resources, information technology, legal, sales and other administrative activities.
Historically, we have reported production costs and production cost per ton as non-GAAP financial measures. As we expand our logistics activities and continue to sell sand closer to the wellhead, our sand production costs will only be a portion of our overall cost structure.
Gross profit is the GAAP measure most directly comparable to contribution margin. Contribution margin should not be considered an alternative to gross profit presented in accordance with GAAP. Because contribution margin may be defined differently by other companies in the industry, our definition of contribution margin may not be comparable to similarly titled measures of other companies, thereby diminishing its utility. The following table presents a reconciliation of contribution margin to gross profit.

	Three Months Ended
	September 30, 2021	June 30, 2021	September 30, 2020
	(in thousands, except per ton amounts)
Revenue	$34,479	$29,639	$23,409
Cost of goods sold	36,526	31,999	$18,227
Gross profit	(2,047)	(2,360)	5,182
Depreciation, depletion, and accretion of asset retirement obligations included in cost of goods sold	6,145	5,851	5,177
Contribution margin	$4,098	$3,491	$10,359
Contribution margin per ton	$5.19	$4.55	$33.52
Total tons sold	790	767	309

EBITDA and Adjusted EBITDA
We define EBITDA as net income, plus: (i) depreciation, depletion and amortization expense; (ii) income tax expense (benefit); (iii) interest expense; and (iv) franchise taxes. We define Adjusted EBITDA as EBITDA, plus: (i) gain or loss on sale of fixed assets or discontinued operations; (ii) integration and transition costs associated with specified transactions; (iii) equity compensation; (iv) acquisition and development costs; (v) non-recurring cash charges related to restructuring, retention and other similar actions; (vi) earn-out, contingent consideration obligations and other acquisition and development costs; and (vii) non-cash charges and unusual or non-recurring charges. Adjusted EBITDA is used as a supplemental financial measure by management and by external users of our financial statements, such as investors and commercial banks, to assess:
•the financial performance of our assets without regard to the impact of financing methods, capital structure or historical cost basis of our assets;
•the viability of capital expenditure projects and the overall rates of return on alternative investment opportunities;
•our ability to incur and service debt and fund capital expenditures;
•our operating performance as compared to those of other companies in our industry without regard to the impact of financing methods or capital structure; and

•our debt covenant compliance, as Adjusted EBITDA is a key component of critical covenants to the ABL Credit Facility.
We believe that our presentation of EBITDA and Adjusted EBITDA will provide useful information to investors in assessing our financial condition and results of operations. Net income is the GAAP measure most directly comparable to EBITDA and Adjusted EBITDA. EBITDA and Adjusted EBITDA should not be considered alternatives to net income presented in accordance with GAAP. Because EBITDA and Adjusted EBITDA may be defined differently by other companies in our industry, our definitions of EBITDA and Adjusted EBITDA may not be comparable to similarly titled measures of other companies, thereby diminishing their utility. The following table presents a reconciliation of EBITDA and Adjusted EBITDA to net income for each of the periods indicated.
The following table presents a reconciliation of EBITDA and Adjusted EBITDA to net income for each of the periods indicated:

	Three Months Ended
	September 30, 2021	June 30, 2021	September 30, 2020
	(in thousands)
Net (loss) income	$(7,262)	$(27,267)	$36,282
Depreciation, depletion and amortization	6,165	6,317	5,529
Income tax (benefit) expense	(169)	1,552	1,941
Interest expense	484	515	506
Franchise taxes	42	97	63
EBITDA	$(740)	$(18,786)	$44,321
(Loss) gain on sale of fixed assets	281	(60)	(27)
Equity compensation(1)	784	581	832
Employee retention credit(2)	(1,674)	(3,352)	—
Acquisition and development costs	—	(5)	823
Gain on bargain purchase	—	—	(39,889)
Cash charges related to restructuring and retention	8	—	—
Accretion of asset retirement obligations	332	111	88
Adjusted EBITDA	$(1,009)	$(21,511)	$6,148
(1)    Represents the non-cash expenses for stock-based awards issued to our employees and employee stock purchase plan compensation expense.
(2)    Employee retention credit is part of the Consolidated Appropriations Act of 2021 and is recorded in other income on the income statements for the three and nine months ended September 30, 2021.
_________________________

Free Cash Flow
Free cash flow, which we define as net cash provided by operating activities less purchases of property, plant and equipment, is used as a supplemental financial measure by our management and by external users of our financial statements, such as investors and commercial banks, to measure the liquidity of our business.

Net cash provided by operating activities is the GAAP measure most directly comparable to free cash flow. Free cash flow should not be considered an alternative to net cash provided by operating activities presented in accordance with GAAP. Because free cash flows may be defined differently by other companies in our industry, our definition of free cash flow may not be comparable to similarly titled measures of other companies, thereby diminishing its utility. The following table presents a reconciliation of free cash flow to net cash provided by operating activities.

	Three Months Ended
	September 30, 2021	June 30, 2021	September 30, 2020
	(in thousands)
Net cash provided (used) by operating activities	$1,064	$32,566	$(3,618)
Purchases of property, plant and equipment	(1,933)	(2,830)	(1,021)
Free cash flow	$(869)	$29,736	$(4,639)

Investor Contacts:

Josh Jayne	Lee Beckelman
Director of Finance, Assistant Treasurer	Chief Financial Officer
(281) 231-2660	(281) 231-2660
jjayne@smartsand.com	lbeckelman@smartsand.com